Following is a brochure first being made available to Agere Systems employees on December 13, 2004, in connection with Agere Systems' proposed reclassification and reverse stock split.

     A REVERSE STOCK SPLIT AND RECLASSIFICATION OF AGERE CLASSES OF STOCK:

                      WHAT THE CHANGES WOULD MEAN FOR YOU








                                                      Dated: December 13, 2004


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          This information is being provided before delivery to you
          of our proxy statement. You should read the proxy statement when it becomes available because it contains important information. You can get a copy of the proxy statement free of charge at the Securities and Exchange Commission's web site at www.sec.gov or by contacting Agere Systems, c/o
          The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286, or by calling Agere Systems at 1-866-AGEREIR and pressing prompt 1.
          ------------------------------------------------------------



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

As announced, Agere's Board of Directors is asking shareholders to approve amendments to our certificate of incorporation that will affect Agere stock: a reverse stock split and a reclassification of Agere's Class A common stock and Class B common stock into a new, single class of common stock.

Both of these changes, if approved by shareholders, are intended to make the stock more attractive to prospective investors. If both changes are approved and the company moves forward with them, our current intention is to implement both together, although we reserve the right to effect the approved proposals at different times or to effect one or neither of them.

This brochure is intended to explain to you - as an Agere employee and investor - the reasons for these proposed changes and what will be involved if they are approved, as well as the impact to our stock-related plans, such as the Employee Stock Purchase Plan (ESPP), stock options, and, in the U.S., the Agere 401(k) plan.

WHY AGERE IS CONSIDERING A REVERSE SPLIT

A reverse split reduces the number of shares outstanding, resulting in a change in the price per share because the total value of the company is spread among fewer shares. It's really like exchanging 20 $1 bills for one $20 bill.

There are several sound reasons to do a reverse stock split. Currently, we believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By implementing a reverse stock split, we may be able to raise our stock price to a level where our stock is viewed more favorably by potential investors. Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after a reverse stock split should reduce this concern.



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

Other reasons for conducting a reverse stock split are as follows:

     o REDUCED COSTS FOR INVESTORS. When investors buy or sell Agere Systems stock, many pay commissions based on the number of shares bought or sold. Because of our relatively low stock price, an investor desiring to invest a fixed amount of money in Agere Systems stock will buy more shares, and thus may pay more in commissions, than if our stock price were higher. Following a reverse stock split using any one of the proposed reverse split ratios, we believe our shareholders may pay significantly lower total commissions when they pay commissions based on the number of shares bought or sold. Lower commissions may also make our stock an attractive investment to additional investors.

     o REDUCED COSTS FOR AGERE SYSTEMS. We would reduce the number of shareholders because holders who would own less than one share of stock after the reverse stock split will receive cash in lieu of a fractional share. This would reduce our shareholder servicing costs, such as proxy statement printing and mailing, and should provide some shareholders with a more economical way to dispose of their interest in Agere Systems.


RECLASSIFICATION OF CLASS A AND CLASS B COMMON STOCK

Should shareholders approve an amendment to reclassify our Class A common stock and Class B common stock into a new, single class of common stock each outstanding share of Class A common stock and each outstanding share of Class B common stock would become one share of a new, single class of common stock. The share-conversion ratio would be one share of Class A common stock and/or one share of Class B common stock for one share of the new class of common stock.

Before we begin to explain the reasons for reclassifying the Class A and Class B shares, it may help to understand the differences and similarities between them. Currently, the Class A common stock and Class B common stock are identical in all respects except that, in voting for the election and removal of directors, the Class A common stock has one vote per share and the Class B common stock has four votes per share.

So why do we have the present two-class common stock structure in the first place? The two-class structure dates back to the earliest days of Agere and was created to enable Lucent to complete our initial public offering and still distribute its remaining shares of our common stock to its shareholders in a tax-free spin-off.


Here are some of the major considerations the Board of Directors took into account regarding the reclassification:


     o IMPROVED LIQUIDITY. We believe that combining our two classes of common stock into a new, single class will provide investors with greater liquidity and enhanced quality of trade execution. Our Class A common stock tends to trade at a premium to the Class B common stock, notwithstanding that the Class B common stock has superior voting rights in the election and removal of directors



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

          and that the two classes are otherwise equivalent. We believe that the trading premium, to a significant degree, may result from the higher liquidity, or trading volume, of the Class A common stock. At least recently, this higher liquidity has resulted in a narrower spread between bid and ask prices for the Class A common stock than for the Class B common stock. The greater liquidity therefore provides enhanced trading efficiency. The greater liquidity in the Class A common stock may also allow institutional investors to buy and sell larger positions in that class without affecting the stock price. By combining the Class A common stock and the Class B common stock, we hope to facilitate enhanced liquidity for all our shareholders by aggregating the volume of shares of common stock that are traded and thereby removing a possible impediment to efficient trading of our common stock.

     o INVESTOR CONFUSION. We believe that some investors may not understand the difference between our two classes of common stock. Reclassifying the two classes of common stock into a single class of common stock would eliminate this potential confusion.

     o CORPORATE GOVERNANCE CONSIDERATIONS. Companies create two-class capital structures for a number of reasons. In cases like ours, this structure is used to facilitate a tax-free spin-off. In other cases, these structures vest voting control in a small group of holders who have less of an economic interest. We believe that investors would generally prefer to see shareholders' voting interests match their economic interests. We believe that a two-class capital structure is no longer needed in order for our spin-off to be tax-free. Reclassifying the two classes of common stock into a single class of common stock would eliminate the disparity between voting interests and economic interests and may make our common stock a more attractive investment.

     o COST SAVINGS. Our two-class capital structure adds over $1 million of costs related to our proxy mailing each year. By reclassifying the two classes of common stock into a single class of common stock, we can reduce the amount of processing costs, expenses to consolidate mailings, printing costs, postage costs and vote tabulation costs we incur each year.


HOW A REVERSE STOCK SPLIT WOULD WORK

We are asking shareholders to approve reverse splits at each of the following ratios: 1-for-10, 1-for-20, 1-for-30 and 1-for-40. If any of the proposals is approved by shareholders, the Board may effect a reverse stock split using the ratio included in one of the approved proposals, in which case the Board would abandon any other approved proposal. The Board will also have the discretion not to conduct a reverse stock split.



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

We will communicate the outcome of the shareholder vote, and should a reverse split occur, you will receive information regarding actual numbers at that time. In the meantime, we want to acquaint you with the specific mechanics of a reverse stock split and how it would affect you as an Agere shareholder and optionholder, in the event we should implement one.

The examples used in the next sections are based upon a hypothetical reverse split ratio of 1-for-20 and an Agere stock price of US$1.37, the closing price of Agere's Class A common stock on Nov. 30, 2004.

In a reverse stock split, Agere shares held by our shareholders would be combined into a smaller number according to the reverse split ratio, which in our example is 1-for-20, expressed as follows:

                                --------------
                                |            |
                                |  1-FOR-20  |
                                |   |    |   |
                                ----|----|----
                                    |    |
                                    |    |
  -----------------------------     |    |     ----------------------------
  | This is the number of     |     |    |     |    ...for this number of |
  | post-split shares that  /_______|    |________\  pre-split shares     |
  | would be received...    \ |                |  /  owned                |
  -----------------------------                ---------------------------


According to the ratio, after the reverse split, each shareholder would hold one share of Agere stock for every 20 shares held before the reverse split. At the same time, we would expect the stock price initially to increase by a factor of about 20 (fn1). Using Agere's Class A common stock closing price of US$1.37 on Nov. 30, here's how this would work:

     o OUTSTANDING SHARES: Shares are combined according to the ratio, so the number decreases from about 1.73 billion to about 86.5 million:
          1,730,000,000 / 20 = 86,500,000.

     o SHARE PRICE: Ownership of the company is spread among fewer shares, so the price of each share would initially increase proportionally by a factor of 20: from $1.37 on Nov. 30 to $27.40: $1.37 x 20 =
          $27.40.




---------------
1 Obviously stock prices fluctuate due to factors like perception about the prospects of a company or its industry, changes in the general economic environment and political events. For purposes of simplicity in this brochure, we are ignoring the impact of these factors and are assuming that the stock price will increase proportionately with the decrease in the number of shares outstanding.



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

 The following would not change: each shareholder's PERCENTAGE OWNERSHIP, except to the extent the shareholder receives cash in lieu of fractional shares in the company; and relative value owned. Here's why:

     o PERCENTAGE OF OWNERSHIP: Because the number of shares owned decreases by the same factor as the total shares outstanding, each shareholder's percentage of ownership remains the same.

     o VALUE: The total value of an individual's holdings is calculated as follows: number of shares x share price. The number of shares would decrease by a factor of 20 while the share price would increase by the same factor. There is no change in total value.

Continuing with our example:
Let's say a shareholder owns 1,500 shares of Agere stock worth US$1.37 per share immediately prior to a 1-for-20 reverse split. He/she would own 75 shares (1,500 shares / 20 = 75 shares) worth US$27.40 per share immediately after the reverse split. Both before and immediately after the reverse split, these shares would be worth a total of US$2,055: 1,500 shares x US$1.37= US$2,055, just as 75 shares x US$27.40 = US$2,055.


THE VALUE OF YOUR AGERE STOCK                   -----------------------------
                                                Two of our competitors' stock
As an employee, you know intuitively that       prices recently have made
the TOTAL VALUE of the Agere stock              significant gains.  From Aug.
you own or have the opportunity to own          13 through Dec. 1, 2004,
would be the same after a reverse stock         Marvell's stock rose from
split, but you may wonder if the higher         $19.77 to $33.13 per share -
post-split stock price means that it            a 68 percent increase.
is more difficult for the stock                 Similarly, From Oct. 26
price to rise.                                  through Dec. 1, 2004,
                                                Broadcom's stock jumped 29
For example, many employees have been           percent from $26.01 to $33.62
granted a stock option with an exercise         per share.  Obviously, we
price of US$6. After the 1-for-20               cannot guarantee that Agere's
reverse split in our example, this exercise     stock price will rise.
price would be US$120. Employees may think      ------------------------------
it's easier for a US$1.37 stock to
increase to $6 than it is for a US$27.40 stock to increase to $120. However, the reality is that our financial performance drives stock price, not the "numbers" associated with the reverse split. It's no easier for a US$1.37 stock to rise to US$6 than it is for a US$27.40 stock to rise to US$120 because -- in either case -- the dollar increase



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

translates to the same percentage increase: 338 percent to be exact. In either case, the company's market capitalization (total value of shares outstanding) changes by the exact same amount whether a reverse split has taken place or not.

THE BOTTOM LINE IS THIS: WHAT MAKES ANY GROWTH ACHIEVABLE IS OUR FINANCIAL PERFORMANCE, NOT THE STARTING POINT OF THE STOCK PRICE. For example:

      Company X has 2 billion shares outstanding. Let's look at two scenarios under which Company X undergoes a 1-for-20 reverse stock split. In the first scenario, Company X reports annual earnings of $200 million, and in the second, it reports earnings of $600 million. Assume that at all times the company's price/earnings ratio (P/E) remains constant at 40, and that investors are willing to pay the same price/earnings ratio (price per share divided by earnings per share) for the company's stock. With earnings of $200 million, key measures are impacted by the 1-for-20 reverse split as follows:

      ---------------------------------------------------------------------------------------
                                  PRE-SPLIT                      POST-SPLIT (1 FOR 20)
      ---------------------------------------------------------------------------------------
      EPS                         $200 million / 2 billion      $200 million / 100 million
      Earnings / Total Shares     = $0.10 per share             = $2.00 per share
      Outstanding
      ---------------------------------------------------------------------------------------
      SHARE PRICE
      EPS x P/E ratio             $0.10 x 40 = $4.00 share      $2.00 x 40 = $80 share
                                  price                         price
      ---------------------------------------------------------------------------------------


      Let's say a shareholder owns 1,200 shares of Company X before the reverse split. After the reverse split, he/she would hold 60 SHARES (1,200 / 20 = 60 SHARES). What would the total value of his/her shares be? Both before and after the reverse split, he/she would own $4,800 worth of Company X stock: 1,200 SHARES X $4.00= $4,800 AND 60 SHARES X $80 = $4,800.

      With earnings of $600 million, key measures are impacted by the 1-for-20 reverse split as follows:

      -------------------------------------------------------------------------------------------
                                  PRE-SPLIT                      POST-SPLIT (1 FOR 20)
      -------------------------------------------------------------------------------------------
                                  $600 million / 2 billion       $600 million / 100 million
      EPS                         = $0.30 per share              = $6.00 per share
      Earnings / Total
      Shares Outstanding
      -------------------------------------------------------------------------------------------
      SHARE PRICE                 $0.30 x 40 = $12.00 share      $6.00 x 40 = $240.00 share
      EPS x P/E ratio             price                          price
      -------------------------------------------------------------------------------------------

      What would the value of our shareholder's stock be under this scenario? With three times the earnings performance, the 1,200 original shares of Company X, both pre-split and post-



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      split would have the following values: 1,200 x $12.00 = $14,400; 60
      SHARES x $240.00 = $14,400.

It's important to keep in mind those factors that impact our stock price -- business prospects, including earnings and profit growth; cash flow; operations and competitive position; our industry, its outlook and the economy. Clearly, though, all other things being equal, investors will pay more for a company with higher earnings.

IMPACT ON AGERE'S PLANS

Most Agere employees have the opportunity to own Agere stock, through the ESPP, stock options, and in the United States, the 401(k) plans. This section details the changes you would see in these plans after a reverse stock split. PLEASE NOTE THAT THE EXAMPLES USED IN THE NEXT SECTIONS ARE BASED UPON A HYPOTHETICAL 1-FOR-20 REVERSE SPLIT.

STOCK OPTIONS

If a reverse stock split takes place, you would retain your options to purchase Agere stock and they would be adjusted as follows:

     -- The NUMBER OF SHARES each option grant gives you the right to purchase would change per the terms of the reverse stock split. For example, if you have been granted the right to purchase 300 shares of Agere stock, according to the reverse split ratio, you would have the right, after the reverse stock split, to purchase 15 shares of Agere stock: 300 shares pre-split / 20 = 15 shares post-split.

     -- The EXERCISE PRICE would change per the terms of the reverse stock split. For example, if the pre-split exercise price is US$6 per share, the exercise price would change to US$120 per share: $6 exercise price pre-split x 20 = $120 exercise price post-split.

     -- The TOTAL VALUE of your options: the extent to which your options are "in" or "out" of the money would remain the same. For example, if you have been given the right to purchase 300 shares of Agere stock at a pre-split exercise price of US$6 per share, and the stock was trading at US$1, you would have a total option value of US -$1,500 before the split:



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          ($1 share price - $6 exercise price pre-split) x 300 shares pre-split = -$1,500. After the split, you would have an option for 15 shares with a US$120 exercise price per share. If the stock is trading at US$20, your total option value would be the same at -$1,500: ($20 share price - $120 exercise price post-split) x 15 shares post-split = -$1,500.

     -- VESTING of your grant would remain the same, per the terms of the grant.

     -- The EXPIRATION DATE of your grant would remain the same, per the terms of the grant.


THE EMPLOYEE STOCK PURCHASE PLAN

If a reverse stock split takes place, you would continue to own the shares of Agere stock you have already purchased through the ESPP:

     -- The NUMBER OF SHARES you already own would decrease per the terms of the reverse split and the share price would increase, as described earlier.

     -- The OFFERING PERIOD for the purchase of Agere stock through this plan would remain the same.

     --   The PURCHASE PERIODS in the plan would remain the same.

     -- Your CURRENT CONTRIBUTION LEVEL (from 1 percent to 10 percent, in 1 percent increments) would continue uninterrupted.

     -- You would continue to receive a DISCOUNT on the purchase price of the Agere stock, per the provisions of the ESPP.

     -- If you have an ENTRY DATE that is prior to the effective date of the reverse stock split, your entry date price would be adjusted to take into account the reverse split. Using the May 1, 2003, entry date price of US$1.835 to illustrate, according to the reverse split ratio, that entry date price would increase to US$36.70.

     -- The SHARE LIMIT would be adjusted to take into account the reverse split. So, the current limit of 5,000 shares that you can buy in any purchase period would decrease to 250 shares. The following limitations WOULD NOT change: the limit of 10 percent of your salary that can be used to make plan purchases and the $12,500 maximum market value



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

          of stock, as of your entry date price (adjusted for the reverse split) that you can purchase in each purchase period.

THE AGERE 401(K) PLANS (FOR U.S. MANAGEMENT EMPLOYEES ONLY)

Keep in mind that the Agere Stock Funds are unitized, which means that the funds express value in units instead of shares, because they are made up of stock plus a percentage of short-term investments in cash. The price of a unit depends on the number of units the fund has and the total value of the fund's assets, and generally is not the same as the actual stock price.

A reverse stock split would not change the total value or the number of units in your account. Therefore, if you have a balance in an Agere Stock Fund in your 401(k) account, you would continue to have that balance, and neither the total value nor the number of units in the fund would change.

EFFECT OF THE RECLASSIFICATION

Your outstanding options to purchase Class A common stock and other awards with respect to Class A common stock issued under Agere's stock-based plans will become options and awards for the same number of shares of new common stock upon the same terms as in effect before the proposed reclassification becomes effective, with no change in the exercise price of stock options.


With regard to the U.S. 401(k) plan, funds in the Agere Class A Stock Fund and the Agere Class B Stock fund will be combined into one Agere Stock Fund and the total value of your investment should not change as a result of the reclassification.


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The plans discussed in this document are subject to all the terms of the official plan documents that legally govern all aspects of the plans. If there are any discrepancies or inconsistencies between the information presented here and the plan documents or policies, the plan documents or policies will control.

Agere Systems reserves the right to modify, amend, or terminate, at any time, the plans or any part of the benefits described here, as described by law. Agere will, however, continue to abide by the terms of applicable collective bargaining agreements.

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